Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hersha Hospitality Trust:

We consent to the incorporation by reference in the registration statements (No. 333-82666, No. 333-113058, No. 333-113061, and No. 333-113227) on Form S-3 and (No. 333-122657) on Form S-8 of Hersha Hospitality Trust and subsidiaries of our report dated March 17, 2006, except as to Notes 2, 5, 10, 12 and 16 which are as of November 15, 2006, with respect to the consolidated balance sheets of Hersha Hospitality Trust as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2005, and the related financial statement schedule, and our report dated March 17, 2006 with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting, which reports appear in the accompanying Form 8-K of Hersha Hospitality Trust.

Our report dated March 17, 2006, except as to Notes 2, 5, 10, 12 and 16 which are as of November 15, 2006, with respect to the consolidated financial statements refers to the Company’s adoption of the provisions of FASB Interpretation No. 46(R) Consolidation of Variable Interest Entities effective March 31, 2004.

Our report dated March 17, 2006, with respect to management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Hersha Hospitality Trust and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there were four material weaknesses. The first related to a lack of operating effectiveness of internal control activities designed to ensure the existence and accuracy of reported revenue amounts. The second related to a lack of operating effectiveness of internal controls designed to ensure completeness and accuracy of payroll expense. The third related to a lack of operating effectiveness of internal control activities related to approval of journal entries and the review and analysis of account reconciliations and related data. The fourth related to a lack of internal control activities designed to ensure the completeness of accounts payable and accrued expenses.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 17, 2006